AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2006
Registration No. 333-127316

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAVERICK TUBE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	43-1455766
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16401 Swingley Ridge Road
Seventh Floor
Chesterfield, Missouri	63017
(Address of Principal Executive Offices)	(Zip Code)
Second Amended and Restated Maverick Tube Corporation 2004 Omnibus Incentive Plan
(Full Title of the Plan)
Milton Brice
Chief Financial Officer
Maverick Tube Corporation
16401 Swingley Ridge Road, Seventh Floor
Chesterfield, MO 63017
(Name and Address of Agent for Service)
(636) 733-1600
(Telephone Number, Including Area Code, of Agent for Service)
Copies of All Correspondence to:
Ruben K. Chuquimia, Esq.
Gallop, Johnson & Neuman, L.C.
Interco Corporate Tower
101 South Hanley Road
St. Louis, Missouri 63105

This Post-Effective Amendment No. 1 to the Form S-8 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Registrant’s offering.

     Maverick Tube Corporation (the “Registrant”) filed its Registration Statement on Form S-8 (No. 333-127316) (the “Registration Statement”) with the Securities and Exchange Commission with respect to 1,750,000 shares of the Registrant’s common stock which were to be issued in connection with the Second Amended and Restated Maverick Tube Corporation 2004 Omnibus Incentive Plan (the “Plan”).
     On October 5, 2006, OS Acquisition Corporation, a wholly owned subsidiary of Tenaris S.A. (“OS Acquisition”), merged with and into the Registrant (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of June 12, 2006, among the Registrant, Tenaris S.A. and OS Acquisition. As a result of the Merger, the separate existence of the Plan has terminated, and no more shares of Registrant common stock can be issued under the Plan.
     The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw the Registration Statement, including all exhibits to the Registration Statement, with respect to all unsold shares of Registrant common stock registered under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on October 5, 2006.

MAVERICK TUBE CORPORATION
By:	/s/ Milton Brice
Milton Brice, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

October 5, 2006	/s/ German Cura
German Cura, Chairman of the Board, Chief Executive Officer, President and
Director (Principal Executive Officer)

October 5, 2006	/s/ Milton Brice
Milton Brice, Chief Financial Officer and Director (Principal Financial Officer
and Principal Accounting Officer)

October 5, 2006	/s/ Roland Balkenende
Roland Balkenende, Director

October 5, 2006	/s/ Ricardo Soler
Ricardo Soler, Director

October 5, 2006	/s/ Cecilia Bilesio
Cecilia Bilesio, Director